March 31, 2026

Veronika Kapustina
Via Email

Re: Separation Agreement

Dear Veronika:

This letter sets forth the substance of the separation agreement (the "***Agreement***") which TON Strategy Co. (f/k/a Verb Technology Company, Inc.) (the "***Company***") is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be April 15, 2026 (the "***Separation Date***"). On the Separation Date, the Company shall pay you all compensation earned but unpaid up to and through the Separation Date, including, without limitation, (i) any accrued but unpaid base salary and (ii) any accrued but unused vacation or paid time off as of the Separation Date (collectively, "Accrued Obligations"). The Accrued Obligations shall be paid regardless of whether you execute this Agreement and shall not be subject to the release of claims set forth herein.

2. Severance Benefits. In addition to the Accrued Obligations, you are eligible for certain severance benefits under your Employment Agreement with the Company dated August 7, 2025 (the "***Employment Agreement***"). Pursuant to Section 3(b) of the Employment Agreement, if you return this fully executed Agreement to the Company, allow it to become effective in accordance with its terms, and materially comply with your obligations under this Agreement and Sections 4 and 5 of the Employment Agreement (as modified herein) (collectively, the "***Severance Preconditions***"), then the Company will provide you with the following "***Severance Benefits***":

(a) Severance Payment. The Company will pay you, as severance, a lump sum cash payment equal to twelve (12) months of your base salary in effect on the Separation Date (the "***Severance Payment***"). The Severance Payment will be payable on or before the Separation Date.

(b) Health Care. The Company will make a one time payment of $15,000 as reimbursement for health care expenses, which shall be payable on or before the Separation Date.

3. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Separation Date. You further acknowledge and agree that the Company's provision of the Severance Benefits set forth above fully satisfies any severance obligations the Company may have under your Employment Agreement or any other agreement between you and the Company.

All payments due to you under this Agreement, including without limitation the Accrued Obligations described in Section 1, the Severance Payment described in Section 2(a), the health care payment described in Section 2(b), and any expense reimbursements described in Section 4, shall be

made in immediately available funds by wire transfer to an account designated by you to the Company.

4. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice. In addition to the Severance Benefits and the reasonable business expenses to be reimbursed pursuant to this Section 4, if you satisfy the Severance Preconditions, the Company will reimburse you for up to $8,000 for outside legal fees and expenses incurred by you in connection with the negotiation of this Agreement and the terms of your separation, which reimbursement will be made in a lump sum within ten (10) business days following the Effective Date, provided you have delivered to the Company reasonable documentation to substantiate such legal fees and expenses.

5. Return of Company Property. On or before the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, you agree to continue to comply with any existing obligation to preserve and retain documentation or information pursuant to any document preservation notice. Notwithstanding this Section 6, you shall be permitted to retain copies of agreements related to your employment, compensation (including equity documents), and any indemnification agreements and D&O insurance policies. **Receipt of the Severance Benefits described in Section 2 of this Agreement is expressly conditioned upon timely return of all Company property.**

6. Proprietary Information and Post-Separation Obligations. Both during and after your employment you acknowledge your continuing obligations under Sections 4 and 5 of your Employment Agreement (attached hereto as **Exhibit A**), not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. As part of this Agreement, and provided you satisfy the Severance Preconditions, the Company agrees to waive the non-compete and other restrictions in Section 4(a) of the Employment Agreement; *provided, however*, that all other provisions of the Sections 4 and 5 of the Employment Agreement shall remain in full force and effect. As you know, the Company will enforce its contract rights. Confidential information that is also a "trade secret," as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7. Mutual Non-Disparagement. Consistent with Section 4(d) of the Employment Agreement, both you and the Company agree not to disparage the other party, and the other party's attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to

them or their business, business reputation or personal reputation; provided that both parties may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company shall notify its directors, officers, and key employees of the obligations set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8. Cooperation after Separation Date. For a period of not to exceed three (3) months following the Separation Date, you agree to reasonably cooperate with the Company in matters directly relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. You also agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other similar actions arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, continuing to cooperate with any obligation to preserve and retain documentation and information pursuant to any document preservation notice and making yourself reasonably available to the Company upon reasonable advanced written notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company shall pay you a consulting fee at the rate of $450 per hour for each hour of cooperation time. The Company will also reimburse you for reasonable out-of-pocket expenses (including attorneys' fees) you incur in connection with any such cooperation (excluding foregone wages) and will make all reasonable efforts to accommodate your scheduling needs and to minimize disruption to your other personal and professional commitments.

9. Release.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the "***Company Parties***") from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, Severance pay, fringe benefits, stock, stock options, promised equity awards, or any other ownership, equity, or profits interests in the Company (including any claims pursuant to any applicable Company severance plan or policy or pursuant to your Employment Agreement); (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or

other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended ("***ADEA***"), the Nevada Fair Employment Practices Act, Nevada Revised Statute § 608.250, Nevada Revised Statute § 613.010, and Nevada Revised Statute § 613.210, all as amended.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the "***Effective Date***").

(d) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is executed; (ii) any rights to indemnification pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers' compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("***Government Agencies***"). You further understand this Agreement is not intended to and has not limited, does not currently limit, and shall not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. In addition, and for the avoidance of doubt, the disclosure of the underlying facts of any alleged discriminatory or unfair labor practice by the Company shall not constitute disparagement of the Company prohibited by this Agreement. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

(f) Mutual Release. In exchange for the promises set forth in this Agreement, the

Company (and the Company Parties) hereby generally and completely release you and your heirs, personal representatives, successors and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including up to and through the Separation Date; provided, however, that this release shall not release any claims that cannot be waived as a matter of law or any claims related to your fraud or illegal conduct.

10. Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that following payment of all amounts set forth herein, you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 9 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties with respect to any claims released under Section 10. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers' compensation law.

11. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

12. Breach. You acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6 and 7 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be eligible to seek an injunction to prevent you from violating or breaching this Agreement.

13. Tax Treatment. The Company will not make any deductions with respect to any payments or benefits owed to you under this Agreement, including (without limitation) the Severance Benefits, and such payments or benefits will not be subject to applicable withholding for federal, state, foreign, provincial or local taxes. You will be responsible for all taxes with respect to any compensation under this Agreement and you agree to indemnify, hold harmless, and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with any compensation provided to you by the Company under this Agreement.

14. Indemnification. The Company acknowledges and agrees that all rights to indemnification,

defense, and advancement of expenses to which you are entitled under the Employment Agreement, the Company's Articles of Incorporation (as amended), the Company's bylaws (as amended), any agreement between you and the Company or any other Company Party, and applicable law shall survive the Separation Date and shall continue in full force and effect in accordance with their respective terms.

15. Miscellaneous. This Agreement, including **Exhibit A**, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly-authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Nevada as applied to contracts made and to be performed entirely within Nevada.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is twenty-one (21) days after you receive this Agreement. The Company's offer of Severance Benefits contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

[*signatures to follow on next page*]

Sincerely,

TON STRATEGY CO.



AGREED AND ACCEPTED:



____

Veronika Kapustina

Date: 31st March 2026

EXHIBIT A

SECTIONS 4-5 OF EMPLOYMENT AGREEMENT